ICOx Innovations Announces Uplisting to OTCQB Market

Trading Continues Under Ticker “ICOX”

LOS ANGELES, CA, February 12, 2019 – ICOx Innovations Inc., (OTCQB: ICOX) (TSXV: ICOX) (the “Company” or “ICOx Innovations”), which designs and creates branded blockchain economies for established companies to benefit and grow their businesses through blockchain technologies and branded corporate currencies, today announced that its common shares have been approved for trading on the OTCQB Marketplace (OTCQB) under the symbol “ICOX” effective as of the open of trading today.

“The listing of our common stock to the OTCQB Exchange is an exciting milestone for ICOx Innovations,” said Bruce Elliott, President of ICOx Innovations. “While ICOx has been a fully reporting company since its inception, and we always hold ourselves to the highest regulatory and compliance standards, we believe that the broader exposure afforded by the OTCQB will raise our visibility within the investment community and assist in increasing the liquidity of our common stock. In addition, we believe that trading on this established public market will help to generate exposure of our Company among institutional investors.”

The OTCQB is a venture market operated by OTC Markets Group and designed for early-stage and developing US and international companies. To be eligible, companies must be current in their reporting and undergo an annual verification and management certification process. To learn more, visit otcmarkets.com

About ICOx Innovations

ICOx is positioned for the long term as an enterprise platform for building branded blockchain economies for established brands. ICOx provides a platform for the design and creation of branded blockchain economies that solve real-world problems with established organizations. ICOx provides operational insights intended to benefit and grow its customers’ businesses through the use of blockchain technology and branded corporate currencies. The ICOx platform is compliance-driven and combines rigorous strategic planning, capital structuring, technical integration and token economics model development, designed to allow its clients to create sustainable economies. The ICOx team co-founded KODAKOne, a blockchain-based image-rights management platform, and is the co-architect of KODAKCoin, the token that will reward and incentivize the KODAKOne platform users. Notably the Honorable Edmund C. Moy, 38th Director of the United States Mint (2006-2011) and the Honorable Alphonso Jackson, Former US Cabinet Secretary & Former Vice-Chair of JP Morgan Chase are members of the ICOx Board of Directors, For more information on ICOx Innovations, go to: www.icoxinnovations.com. Please visit www.icox.tv to sign up for the ICOX Video Newsletter.

For additional investor info visit www.icoxinnovations.com or www.sedar.com and www.sec.gov searching symbol ICOX.

Company Contact

Bruce Elliott, President

Phone: 424-570-9446

Bruce.elliott@icoxinnovations.com

Media Contact

ICOx Innovations

Arian L. Hopkins

Communications, ICOx Innovations

arian@icoxinnovations.com

Investor Contacts:

ir@icoxinnovations.com

PCG Advisory

Jeff Ramson / Stephanie Prince

jramson@pcgadvisory.com

O: 646-762-4518

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.